Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Six
                                  Months
                                  Ended          Years Ended December 31
                                  June 30, ----------------------------------
                                  2004      2003   2002   2001   2000   1999
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $  35.2  $ 69.6 $ 66.5 $ 70.0 $ 79.8 $127.8
Interest capitalized during
  the period                          8.5    14.5   13.9   11.8   11.4    3.6
Amortization of debt issuance
  expenses                            1.7     3.8    2.6    2.7    3.2    4.1
Portion of rental expense
  representative of interest         27.6    55.2   53.0   53.9   42.2   46.3
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges              73.0   143.1  136.0  138.4  136.6  181.8
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes      71.1   380.5  332.8  (73.0) 348.5  751.7
Add (deduct) the following:
 Share of loss (income) of
  associated companies              (13.2)  (16.2)  14.2   (8.6) (20.5)   8.9
 Amortization of capitalized
  interest                            5.6    10.2    8.8    5.4    2.2     -
                                   ------  ------ ------ ------ ------  -----
    Subtotal                         63.5   374.5  355.8  (76.2) 330.2  760.6
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above              73.0   143.1  136.0  138.4  136.6  181.8
Less interest capitalized during
  the period                        ( 8.5)  (14.5) (13.9) (11.8) (11.4)  (3.6)
                                   ------  ------ ------ ------ ------ ------
Total earnings                     $128.0  $503.1 $477.9 $ 50.4 $455.4 $938.8
                                   ======  ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                            1.75    3.52   3.51     *    3.33   5.16
                                   ======  ====== ====== ====== ======  =====

* Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by approximately $88 million.